aldermore

4th Floor Block D
Apex Plaza
Forbury Road
Reading
RG1 1AX

t 0118 955 6600
f 0118 955 6699
e asset.finance@aldermore.co.uk
w aldermore.co.uk

Learning Tree International Limited
Leatherhead House
Station Road
LEATHERHEAD
Surrey
KT22 7FG

11/10/2017

Dear Sir/Madam,

Aldermore Agreement Number: C00099559
Description: OFFICE REFIT

Thank you for choosing Aldermore Bank PLC, we are pleased to welcome you as a valued customer and enclose a copy of the above numbered agreement for your records. May we suggest that this is kept in a safe place so that you can readily refer it. A copy of the standard terms and conditions that you should have been provided on the signing of this agreement can be sent to you on request.

Your initial payment will be a consolidated payment amount, this will include your Hire Payment or Rental, Administration/Document Fee and if applicable an Interim rental charge (an Interim Rental maybe charged per your terms and conditions for the period from date of delivery and/or acceptance of the Goods to your Agreement start date).

If you have chosen a Leasing Agreement, future invoices will be sent in accordance with the agreement. For Hire Purchase transactions, your copy agreement also serves as a VAT invoice.

It is a condition of your agreement that the Goods are insured and we may write to you separately to request information to confirm that the Goods are insured to our satisfaction.

This letter should include a copy of the current Schedule of Administration charges. Please take time to review the charges which may become applicable throughout the life of your agreement. If it is not included, you should contact us to obtain one.

If you do have any queries please contact our Customer Services department on 0118 955 6690 or **afcs@aldermore.co.uk** quoting the above agreement number to ensure prompt attention.

Yours faithfully

ALDERMORE BANK PLC

Non Regulated Rental Agreement

C000099559

Customer Number

A – The Owner ("We", "Us")

The Owner will be a Finance Company which is entirely separate from the Supplier and any third party, who introduced this Agreement to the Owner. Details of the Owner will be inserted below and notified to You when this Agreement is accepted. You agree to be bound by the Terms and Conditions here and over the page upon acceptance of the Agreement of the Owner.

Owner's name and address:

Name

Address

Town

County / Post Code

B Customer ("You", "Yours")

Full Name(s) of company/sole trader/partners

Learning Tree International Ltd

Trading as	
Address	Leatherhead House
Address (Cont)	Station Road
Address (Cont)	Leatherhead House
Town	Surrey
County	**Postcode** KT22 7FG
Tel No	01372 226688 **Fax**
Email address	rob_harvey@learningtree.co.uk
Co Reg No	1392643
Started Trading	05/10/1978 **Contact** Rob Harvey
Type of Business	Provider of training and education

Bank name & Address:

HSBC Bank PLC, 26 Broad Street, Reading, RG1 2BU

Sort Code	40-38-04
Account No	34105613

C The Equipment (see terms 4 & 5 overleaf)

1 Location of the Equipment

Euston House, 24 Eversholt Street, London, NW1 1AD

2 Details / Description of Equipment

Number, make, model and Description		New/ Not new
As per equipment schedule Ref.	PF/161385/R	New

Unless stated otherwise the equipment is new. If not new state if the equipment is used. Under this Agreement the Owner is not liable if the equipment (including any software) does not perform properly)

D The Supplier* (see Term 6 over the page)

Name	Area Sq Ltd
Address	5th Floor, Counting House
Town	53 Tooley Street
County/ Postcode	London, SE1 2QN
Tel No	**Fax**
Salesperson	

*the supplier does not act on the owners behalf

Acceptance by the Owner

Duly authorised to sign on behalf of the Owner

Rental Agreement dated this

_____________ Day of _____________ 20_____

Agreement Number

E – Financial Terms

1 Minimum Period 36 Months (in words) Thirty Six

The Agreement will continue after the Minimum Period for a continutation period ("Continuation Period") unless you give us written notice to cancel the Agreement at least one month before the end of the Minimum Period (see term 2a over the page). You may terminate this Agreement during the Minimum Period by giving us one month's written notice and paying the Termination Payment (see Term 2c over the page). You will make all payments by Direct Debit otherwise we will vary the Payments as per term 3c over the page.

2 Payments

First Payment	£6,380.26 +VAT
Followed by a minimum of	Thirty Five
Payments of	£6,380.26 +VAT
Payment Frequency	Monthly

You will also pay an Arrangement Fee of £200.00 plus VAT together with the First Payment will be due when the Equipment is delivered or on any date after then that we decide. Subsequent payments due throughout the Continuation Period are payable at the same rate and the same Payment Frequency as the Payments due for the Minimum Period. The Payment(s) may be increased should the rate of VAT or Corporation Tax be increased (see terms 3b and 16 over the page). You are required to insure the Equipment. If you do not, we may at your expense arrange Equipment insurance cover in accordance with term 8 over the page.

Extra Conditions (if any)		Your Initials

IMPORTANT – USE OF YOUR INFORMATION

You have a right to know how we will use your personal information. It is important that you read the "Use of Information" contained in term 18 before you sign. Unless you tell the Finance Company otherwise your personal information may also be used to provide you with details of similar products and services. Please tick the box below if you DO NOT wish to receive information on similar products and services from: a) The Finance Company, b) Other Companies

✓

YOUR DECLARATION AND OFFER

You apply to hire the Equipment described in Section C from us for use in your business for the Minimum Period and any Continuation Period where applicable upon the terms and conditions here and over the page. Plus Finance will, on your behalf, communicate this application to prospective owners and the Owner who accepts this application will be notified to you as set out in Section A. You confirm that all the information in this Agreement is correct, that you have read the terms here and over the page and that the Agreement was fully complete when you signed it.

Declaration for exemption relating to businesses (articles 60C and 60D of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001). I am/We are entering this agreement wholly or predominantly for the purposes of a business carried on by me/us or intended to be carried on by me/us. I/We understand that I/We will not have the benefit of the protection and remedies that would be available to me/us under the Financial Services and Markets Act 2000 or under the Consumer Credit Act 1974 if this agreement were a regulated agreement under those Acts.

I am/We are aware that, if I am/we are in any doubts as to the consequences of the Agreement not being regulated by the Financial Services and Markets Act 2000 of the Consumer Credit Act 1974, then I/we should seek independent legal advice.

Customer(s) Signature(s)

[signature]

Name	Robert Harvey
Position	Finance Director
Date(s) of Signature(s)	15/4/17

You confirm that the Equipment is for the use in your business and that under this Agreement the Equipment does not become your property and you must not sell it.

Document version: PLUS/May2014

General Terms

1. The Agreement

a) These terms and those on the adjacent pages make up the whole Agreement between You and Us. No other terms will apply to this Agreement unless we have agreed to them in writing. This Agreement is for the hire of the Equipment for use in Your business. Maintenance or service of the Equipment is not provided under the terms of this Agreement.

b) If two or more people enter the Agreement as Customers they shall be separately and jointly liable under the terms of it.

2. Period of Hire

a) This Agreement will start on the date of delivery of the Equipment in accordance with the Certificate of Acceptance signed by You and will last for the Minimum Period and will then continue after the Minimum Period for the Continuation Period if applicable until it is cancelled. The First Payment together with the Arrangement Fee shall become due on the date the Equipment is delivered to You and any Payments that are due throughout the Continuation Period will continue to be payable at the same rate and at the same Payment Frequency as Payments due during the Minimum Period. You can cancel the Agreement at the end of the Minimum Period or at any time after by giving Us at least one month's notice in writing.

b) The connection of the Equipment to a network or any other facility is Your responsibility and this will in no way affect the start of the Agreement.

c) You may terminate this Agreement before the end of the Minimum Period by giving Us one month's written notice of termination AND paying to Us the Termination Payment as set out in Term 11. All requests for a quotation of the Termination Payment must be made to Us by You in writing.

3. Payments

a) It is an essential condition of this Agreement that You make all payments under the Agreement on the dates they are due, in full, without set-off, deduction or withholding for any reason. If You do not make payment on time, this will represent Your intention not to continue to abide by this Agreement (repudiation) and we will be entitled to accept such repudiation.

b) You must pay VAT on all Payments under this Agreement at the appropriate rate and we will provide You with VAT invoices or schedules. If the rate of VAT changes this will change the amount of the Payments.

c) You will make all the Payments by Direct Debit unless we have agreed otherwise with You. If You stop paying by Direct Debit we may collect all future Payments by Invoice and increase the Payments by up to 3%.

d) If You do not pay any Payment or other sum under this Agreement on time You will pay interest at the rate of 5% above the Finance House Base Rate from the date You should have paid it until it is paid.

e) You must continue to make the Payments even if the Equipment cannot be used for any reason.

4. Choosing the Equipment

a) The Equipment is those items listed over the page or on a separate schedule to this Agreement. All replacement parts which are fitted to or on the Equipment become part of the Equipment and our property.

b) You are responsible for choosing the Equipment and for making sure that it is fit and suitable for Your purposes. You agree that upon delivery of the Equipment You will inspect it and notify Us in writing within three working days of any defect. If we fail to receive notification, it shall be presumed that the Equipment is in good working order and condition, satisfactory to You and fit for the purpose or purposes for which it is required.

c) We are not a dealer or expert in the Equipment and give no advice or assurances about the Equipment, its quality, fitness for purpose or suitability whatsoever. You are responsible for ensuring that the Equipment is suitable for processing data relating to the European currency and recording dates and times accurately.

d) We do not hire the Equipment to You with any guarantee or warranty or condition (express or implied) about the description, suitability or fitness for purpose of the Equipment or that it is of satisfactory quality and, to the extent permitted by law, any such warranties and conditions implied by statute or otherwise are excluded.

e) Both parties recognise that there is a risk that the Equipment may not be of satisfactory quality. Where we have financed the Equipment, the risk of the Equipment not being of satisfactory quality may be borne by ourselves, by You, by the Supplier, by an intermediary or by an insurer. Both parties confirm that the allocation of risk is a matter of agreement and that they have agreed that it shall be borne by You, save to the extent that we have been able to obtain a right of recourse against the Supplier and have been able to pass that right to You via an assignment or under the Contracts (Rights of Third Parties) Act 1999.

f) It is Your responsibility to obtain warranties for the Equipment from the manufacturer or Supplier. If You fail to obtain from the manufacturer of the Equipment or the Supplier express warranties about the Equipment we will endeavour, during the period of this Agreement upon request and at Your cost, to pass on to You the benefit of any guarantees and warranties in respect of the Equipment to which we are entitled from the manufacturer and/or the Supplier provided that we are permitted to do so.

g) Both parties agree that no terms are to be implied into this Agreement save for those required by law.

h) If the law requires a term to be implied into this Agreement, both parties agree that we will not be liable for any breach of such implied terms, because:

i) if the risk of breach of any such terms had been allocated to Us we would have charged an increased Payment;

ii) we are not in a position to evaluate and therefore insure against the risk of such a breach, whereas You are in a better position to do so; and because You have chosen both the Equipment and the Supplier.

i) In no event will we be liable to You in contract, tort or otherwise including any liability for negligence for:

i)any loss of revenue, You, anticipated savings or profit or any loss of use or value; or

ii)for any indirect or consequential loss, "Anticipated savings" denotes any expense which You expected to avoid incurring or to incur in a lesser amount than would otherwise have been the case.

j) For the avoidance of doubt we do not restrict or exclude our liability in respect of death or personal injury to the extent that it results from our negligence or that of our employees in the course of their employment by Us.

5. Software

a) You are responsible for choosing the software included in the Equipment and for making sure that the software is fit and suitable for Your purposes and that it complies with Your specification and can record dates and times accurately. You are aware that because the software is provided for Your specific use it has no residual or resale value.

b) We are not involved in the preparation or specification of the software and You will, upon request, provide Us with a copy of any specifications.

c) Unless we expressly grant You a licence to use the software You are responsible for obtaining a suitable software licence from the Supplier or the licensor. If we grant You a software licence, any software licence provided to You by the Supplier or licensor will not apply.

d) You will comply with the terms of any software licence provided to You by Us, the Supplier or any licensor and You will indemnify Us against any claim made against Us for breach of any software licence.

6. Supplier

The Supplier or any dealer or other person not employed by Us who may have been involved in introducing this Agreement to Us is not our agent and has not authority to act as our agent. We are not liable for any statement or warranty made by the Supplier, dealer or other person.

7. Conditions of using the Equipment

a) You will keep the Equipment at all times in Your possession and control and, except in the case of portable Equipment, You will keep it at the location stated in this Agreement and You will not move it without our written permission. You must let Us inspect the Equipment at all reasonable times and, if we wish, permit Us to affix labels to the Equipment indicating our interest in it.

b) You will be responsible for maintaining the Equipment in good repair and condition, for ensuring that the Equipment is used properly and safely and that it complies with all legal requirements for its use.

c) You will be responsible for any loss, damage or injury (including death) to people, or property which is caused by using the Equipment except death or personal injury to the extent that it results from our negligence or that of our employees in the course of their employment by Us. In addition You will be responsible for any loss or damage caused to the Equipment apart from that caused by fair wear and tear. You will notify Us immediately in writing if the Equipment is lost or damaged.

d) You will be responsible for paying any licence fees, fines, duties, insurance premium and other payment due for the Equipment.

e) You must not alter, improve or add anything to the Equipment without our written permission.

f) You must not transfer the benefit of this Agreement or do anything which affects our rights in the Equipment including without limitation using it as a security for a debt or any other obligation or selling or disposing of it.

g) You will not fix or attach the Equipment to any land or building so that it becomes part of such land or building.

8. Insurance

a)You must insure the Equipment against all liability whatsoever to any third party arising directly or indirectly out of the possession or use of the Equipment and all loss or damage to the Equipment from all insurance risks for the full cost of replacing it with a reputable insurance company. You must arrange for our interest in the Equipment to be endorsed on the insurance policy.

b)You must on request, show Us evidence that such insurance is in place and if You do not, we may, if we choose (but will not be obliged to), arrange insurance for You in respect of some or all of the relevant insurance risks for such period which we think fit. You appoint Us as Your agent to arrange for this insurance and You will pay the full cost of the insurance which we will collect from You with the Payments.

Signed: **Date:** 15/9/17

General Terms

c) You must tell Us immediately of any insurance claim and You cannot settle any claims without our agreement. You appoint Us as Your agent for receiving insurance settlements and You must tell the insurance company that any settlements from a Total Loss claim should be paid to Us, as Your agent.

d) If the Equipment is lost or stolen or damaged beyond economical repair (a "Total Loss") then You will, within twenty eight days, either:-

(i) replace the Equipment at Your own expense (using the insurance monies) and continue with this Agreement; or

(ii) settle this Agreement by paying to Us the Termination Payment. Any insurance settlement we receive from the insurers will be credited to the amount payable.

e) Until we receive the Termination Payment following a Total Loss Your liability to make all the Payments due under this Agreement will continue and any replacement Equipment will become our property

9. Default

a) We can terminate the hire of this Equipment and/or this Agreement by giving You written notice if:-

(i) You repudiate this Agreement by failing to pay the Payment or any other sum due under this or any other agreement with Us on time; or

(ii) You have made any untrue statement, representation, warranty or given any false information to Us in connection with this Agreement; or

(iii) You do not abide by the terms of this or any other agreement with Us or agreement with another company in our group of companies; or

(iv) the Equipment is taken to settle a debt or judgment or any other event happens which might prejudice our interest in the Equipment; or

(v) You (or any of You) has a petition presented against You for bankruptcy or an administration order or You propose any scheme of arrangement or composition with Your creditors; or

(vi) You breach the terms of any software licence provided in connection with the Equipment; or

(vii) You are a company, individual or partnership and You are unable to pay Your debts as they fall due or You have a receiver appointed or a petition is presented (or resolution passed) for the appointment of an administrator or administrative receiver or any steps are taken to appoint the same or for Your winding up.; or

(viii) You are subject to a change in voting control in respect of Yourselves or any holding party; or

(viii), are subject to insolvency proceedings, or enter into liquidation or You cease to trade.

b) If we give You notice under Term 9a You will pay to Us the Termination Payment as set out in Term 11 as agreed damages which You agree are a true reflection of the loss we will have suffered. You will in any event pay to Us on demand any costs and expenses we may incur in enforcing the terms of this Agreement following breach by You.

10. Returning the Equipment

When this Agreement is cancelled or is terminated by Us under Term 9 or by You under Term 2c, You must return the Equipment to Us, within 7 days of cancellation or termination to an address nominated by Us within the United Kingdom, in good condition (except for fair wear and tear). If You do not do so we can repossess the Equipment and/or You must pay the costs of putting the Equipment in good condition and of its repossession. Until the Equipment is fully returned in accordance with this Term 10, Payments will continue to fall due under this Agreement.

11. Your Liability when the Agreement is terminated

The Termination Payment referred to in Terms 2c, 8d and 9b will be calculated as follows:-

(i) The Arrangement Fee, all Payments, interest and other payments due to be paid before the termination date but not yet paid plus;

(ii) the rest of the Payments less a discount of 3% per year on the amount of each Payment plus;

(iii) all other costs and expenses incurred by Us in connection with the repossession, insurance, refurbishment and disposal of the Equipment plus;

(iv) Where the Equipment is a Total Loss or You fail to return it to Us in the condition required by this Agreement and because of its condition we are unable to sell it for the full amount of our unrecovered investment in the residual value of the Equipment, such sum as is necessary to compensate Us for our loss.

(v) If we terminate the Agreement under Term 9a, we will deduct from the amounts You have to pay under Term 11, an amount equivalent to the money we receive from selling the Equipment after expenses are deducted.

12. Indemnity

You will fully indemnify Us from and against all losses, damage and injury (including death) costs, claims and demands which we may incur arising out of this Agreement and the possession or use of the Equipment other than those arising from death or personal injury caused by our own negligence. This indemnity shall survive and remain in full force and effect should this Agreement be terminated.

13. Our Liability

a) We are not liable for the late delivery of the Equipment nor do we have any obligation to replace the Equipment if it is lost or damaged.

b) Our liability under this Agreement shall not exceed the aggregate of the Payments already paid by You.

14. Our Rights

Our rights under this Agreement will not be affected if we do not enforce, or we delay enforcing, any of these terms. Nothing in this Agreement shall confer any benefit on any third party and no person other than You or ourselves shall have the right to enforce any term of this Agreement.

For the avoidance of doubt the terms "ourselves" includes our successors or assigns.

15. Set Off

If any monies are payable to You under this Agreement by Us, we may withhold from these monies an amount equal to the total monies You owe Us under this or any other account.

16. Corporation Tax

You will not claim any capital allowances in respect of the Equipment. The Payments have been calculated on the assumption that there will be no change in the nature, method or basis of taxation of companies and groups of companies in the United Kingdom including the rate of Corporation Tax, the availability of capital allowances and the treatment of losses and expenses. If any such change does occur at any time during the period of hire we are entitled to adjust the Payment to ensure that our after tax return is not reduced. We can only make such an adjustment after giving You 7 days written notice.

17. Choice and Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English Courts.

18. Use of Information

By signing this Agreement You agree that information You provide about Yourself in this application may be passed to one or more finance companies for the purpose of organising finance on Your behalf. When You apply to a finance company, credit scoring and other automated decision-making systems may be used in assessing Your application. The finance company selected will check the following records about You and Your You partners; their own; those at fraud prevention agencies (FPAs), and personal and You records at credit reference agencies (CRAs). When CRAs receive a search from the Finance Company they will place a search footprint on Your You credit file that may be seen by other lenders. CRAs will supply the Finance Company with both public (including the electoral register) and shared credit and fraud prevention information. If You are a director, the Finance Company will seek confirmation, from CRAs, that the residential address that You provide is the same as that shown on the restricted register of directors' Usual addresses at Companies House. CRAs will record all application information, including information on Your You and its proprietors and CRAs may create a record of the name and address of Your You and its proprietors if there is not one already. Where You borrow from the Finance Company, the Finance Company will give details of Your accounts and how You manage it/them to CRAs. If You borrow and do not repay in full and on time, CRAs will record the outstanding debt. This information will be used by the Finance Company and may be supplied to other organisations by CRAs and FPAs to perform similar checks and to trace Your whereabouts and recover debts that You owe. Records remain on file for 6 years after they are closed, whether settled by You or defaulted. A joint application may result in You being financially linked with the other party when future applications are considered. If You give the Finance Company false or inaccurate information and the Finance Company sUspect or identify fraud the Finance Company will record this and may also pass this information to FPAs and other organisations involved in crime and fraud prevention. The Finance Company and other organisations may also access and use information recorded by FPAs from other countries. The Finance Company will make checks such as assessing this application for credit and verifying identities to prevent and detect crime and money laundering. The Finance Company may also make periodic searches at CRAs and FPAs to manage Your account with them. If You wish to know which credit reference agencies have been supplied Your details, would like details of the information the Finance Company holds about You (a small fee may apply), or You would like full details of How We Use Your Data (this is a condensed version) please write to The Finance Company whose details will be inserted in the box headed 'Owners' Name and Address overleaf. Your data may also be used when required by law or where permitted under the terms of the Data Protection Act 1998.

Signed: [signature] **Date:** 15/9/17

INSTRUCTIONS TO YOUR BANK OR BUILDING SOCIETY TO PAY BY DIRECT DEBIT

Please complete form with Your account details (we will complete the Service user and Reference numbers) and return it to us

DIRECT Debit

Name and full postal address of your Bank or Building Society Branch

To: The Manager	HSBC (Bank/building society)
Address	26 Broad Street, Reading
Postcode	RG1 2BU

Name(s) of Account Holder(s)

Learning Tree International Ltd

Branch Sort Code

4	0	3	8	0	4

Bank/Building Society account number

3	4	1	0	5	6	1	3

Service User Number

Reference

C000995S9

Instruction to Your Bank or Building Society

Please pay the Originator Direct Debits from the account detailed in this instruction subject to the safeguards assured by the Direct Debit Guarantee. I understand that this Instruction may remain with the Originator and, if so, details will be passed electronically to my Bank/Building Society

Signature(s)

Date 15/4/17

Banks and Building Societies may not accept Direct Debit Instructions for some types of account

This guarantee should be detached and retained by the payer

THE DIRECT DEBIT GUARANTEE

DIRECT Debit

- This Guarantee is offered by all banks and building societies that accept instructions to pay Direct Debits
- If there are any changes to the amount, date or frequency of Your Direct Debit the Originator will notify you ten working days in advance of Your account being debited or as otherwise agreed. If You request the Originator to collect a payment, confirmation of the amount and date will be given to You at the time of the request
- If an error is made in the payment of Your Direct Debit, by the Originator or Your bank or building society, You are entitled to a full and immediate refund of the amount paid from Your bank or building society
- If You receive a refund You are not entitled to, You must pay it back when the Originator asks You to
- You can cancel a Direct Debit at any time by simply contacting Your bank or building society. Written confirmation may be required. Please also notify Us

Schedule of Equipment

Owner:

Agreement number:

Equipment location: Euston House, 24 Eversholt Street, London, NW1 1AD

Customer Name: Learning Tree International Ltd
Reference: PF/161385/R
Page: 1 of 2

EQUIPMENT DETAILS

Description	Quantity
Double switched socket outlet to offices	91
Trunking to ground floor meeting room	3
Floor box to ground floor meeting room	1
16amp commando sockets to tech store and PD store	13
10way PDUs to commando sockets to tech store and PD store	13
3-compartment floor box	2
Single power socket with fused spur to teapoint	3
Double switched socket outlet to teapoint	3
Single power socket for vending machines	3
Single cleaners sockets	10
High level power socket for projectors	10
Power for WiFi points	6
Distribution board and meter to PD store	1
Power supply and fused spur for teapoint extract fan	1
Waste pump to teapoint	1
Power supply and fused spur for teapoint waste pump	1
Power supply and fused spur for teapoint water heater	1
Power supply to external condensors	3
Wall mounted trunking from ceiling to AV locations	16 lm
Wall mounted dado trunking	109 lm
20mm galvanised tube, 3000mm, for power	6
20mm galvanised tube, 3000mm, for lighting	26
Ceiling mounted cable tray for fire alarm, power and lighting	60 lm
Ceiling mounted cable tray for HVAC services	40 lm
2" x 2" trunking for data	48 lm
Under floor containment to ground floor breakout area	11 lm

Authorised Signature: [signature] **Date:** 15/9/17

Name of Signatory: Robert Harvey **Position:** Finance Director

Schedule of Equipment

Owner:

Agreement number:

Equipment location: Euston House, 24 Eversholt Street, London, NW1 1AD

Customer Name: Learning Tree International Ltd
Reference: PF/161385/R
Page: 2 of 2

EQUIPMENT DETAILS

Description	Quantity
Regan LED light to lower ground breakout area	21
600x800mm LED light to lower ground store room	3
Regan LED light to lower ground classrooms and teapoint, suspended	20
Emergency light pack for above	14
Distribution board for lower ground floor lighting	1
Light to lower ground floor SP tech and sales	26
Ceiling rose to lower ground floor lights	55
Local switch module	10
Supply air grilles to SP tech, sales and business, kitchen, kitchen store and kitchen prep rooms	1
Supply air grilles to class rooms 11 & 12, and small meeting room	1
Return air grilles to class rooms 11 & 12, and small meeting room	1
Acoustic damper between classrooms	6
Demountable vinyl floor tiles to tea point, break out area and lobby - lower ground floor	259 m2
Demountable carpet tiles to tech support, sales, 2no offices, 2no virtual classrooms and corridor separating break out and sales - lower ground floor	257 m2
Low level seating booth to breakout space - lower ground floor	1
Statutory signage to all areas	1

Authorised Signature: [signature] **Date:** 15/9/17

Name of Signatory: Robert Harvey **Position:** Finance Director

CERTIFICATE OF ACCEPTANCE

To: From: Learning Tree International Ltd

Agreement Number:

Issued under the terms of the agreement ("the Agreement") details of which are set out below which have been entered into by the parties.

AGREEMENT
Lease Rental

EQUIPMENT DESCRIPTION			
MAKE	MODEL	DESCRIPTION	SERIAL/ REG NO
As per Schedule of Equipment Ref:		PF/161385/R	

Equipment location:	Euston House, 24 Eversholt Street, London, NW1 1AD

1. We have taken delivery of the above equipment ("the Equipment") and confirm that it is the Equipment comprised in the Agreement. It has been inspected by us, is in full working order, is suitable for our purpose and is altogether to our satisfaction.

2. The Equipment is located at the address as set out in the Agreement or as otherwise stated above.

3. We have been responsible for choosing the supplier of the equipment ("the Supplier"), the Equipment itself and any broker with no involvement from you .

4. We have obtained from the Supplier or the manufacturer of the Equipment all warranties and guarantees which we require in relation to the quality and fitness for purpose of the Equipment and will have no claim against you should the Equipment be unsatisfactory or unfit for its purpose.

5. We confirm that you are not responsible for providing any maintenance or other services in connection with the Equipment. We will make our own separate arrangements with maintenance and service providers, in relation to which you will not be involved.

6. We are satisfied that the amount of Payments payable under the terms of the Agreement represents fair value for the financing of goods such as the Equipment.

7. If the Equipment cost includes maintenance, software support, training or other services, we further confirm that the statements in this certificate will apply equally to such matters and that we will look solely to the service provider in relation to them.

8. We further acknowledge that we have and will have no rights against you and that our liabilities under the Agreement shall not be affected by reason of or in any way arising out of any defect or deficiency in the Equipment or any related service supplied to us. However we will inform you promptly should any such situation arise.

9. We confirm that the acceptance date (the date we start paying) will be shown below and the Agreement is now in full force and that you may pay to the Supplier the purchase price of the Equipment.

10. We acknowledge that the Payments are payable throughout the term of the Agreement, even if the Equipment becomes faulty.

11. The undersigned company official is properly authorised to sign this cerificate.

Signed [signature] Date 15/9/17

Duly authorised for and on behalf of Learning Tree International Ltd

Name Robert Harvey Position Finance Director

Unregulated Schedule of Administration Charges

Valid from 1st December 2014

Charge Type	Charge
Change of payment method from Direct Debit to invoice	£30 per agreement plus 3% increase on each rental amount
Full or Partial Novation of an agreement - the transfer of the agreement name to another substitute customer (subject to approval)	£250 per customer request
Restructure / Partial Restructure of payments (subject to approval)	£250 per agreement
Reschedule of Agreement Term (subject to approval)	£250 per agreement
Temporary Payment plan (TPA) (subject to approval)	£75 per agreement
Returned unpaid Direct Debit or Cheque	£25 per unpaid item
Late payment interest	5% above FHBR calculated on a daily basis whilst in arrears
Notice of default	£25 per notice
Annual Service Fee - Payable on the anniversary of the contract*	£30 per agreement

* This entitles you to copy invoice, agreement, VAT schedule, equipment schedule list, statement of account on your request at no additional cost as well as early settlement processing.

Please note:

- All charges are subject to VAT as appropriate
- Additional fees may be charged where applicable and prices may be subject to change at Aldermore's discretion
- Should the agreement terms state specific charges these will supersede any charges detailed above

Alderm re

1st Floor, Block D
Apex Plaza
Forbury Road
Reading
RG1 1AX

t 0118 955 6600
f 0118 955 6699
w aldermore.co.uk

Learning Tree International Limited
Leatherhead House
Station Road
LEATHERHEAD
Surrey
KT22 7FG

28 SEP 2017

623-UK
1-FWLVGJ00
10001000FWLVGJ45

VAT Reg No.	681 3371 34
Invoice No.	VI/0209143
Invoice Date.	22 September 2017
Your Ref.	F161385

Invoice

Contract Number : C00099559

Description : OFFICE REFIT

This invoice is due to be paid by Direct Debit on or around the Due Date shown below.

Payment Due Date	Description	Net Amount £	VAT Rate (%)	VAT Amount £	Total £
22-09-2017	Lease Rental	6,580.26	20.0	1,316.05	7,896.31
22-10-2017	Lease Rental	6,380.26	20.0	1,276.05	7,656.31
22-11-2017	Lease Rental	6,380.26	20.0	1,276.05	7,656.31
22-12-2017	Lease Rental	6,380.26	20.0	1,276.05	7,656.31
22-01-2018	Lease Rental	6,380.26	20.0	1,276.05	7,656.31
22-02-2018	Lease Rental	6,380.26	20.0	1,276.05	7,656.31
22-03-2018	Lease Rental	6,380.26	20.0	1,276.05	7,656.31
22-04-2018	Lease Rental	6,380.26	20.0	1,276.05	7,656.31
22-05-2018	Lease Rental	6,380.26	20.0	1,276.05	7,656.31
22-06-2018	Lease Rental	6,380.26	20.0	1,276.05	7,656.31
22-07-2018	Lease Rental	6,380.26	20.0	1,276.05	7,656.31
22-08-2018	Lease Rental	6,380.26	20.0	1,276.05	7,656.31
22-09-2018	Lease Rental	6,380.26	20.0	1,276.05	7,656.31

Net Total (£)	**83,143.38**
VAT (£)	**16,628.65**
Total Invoice (£)	**99,772.03**

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